As filed with the Securities and Exchange Commission on September 21, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Entera Bio Ltd.

(Exact Name of Registrant as specified in its charter)

State of Israel		N/A
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
Kiryat Hadassah Minrav Building – Fifth Floor Jerusalem 9112002 Israel +972 (2) 532-7151
(Address including zip code, and telephone number, including area code, of Principal Executive Offices)

Entera Bio Ltd. 2018 Equity Incentive Plan Entera Bio Ltd. Share Incentive Plan
(Full title of the plans)

Cogency Global Inc. 10 E 40th Street, 10th Floor New York, New York 10016 +1 (800) 221-0102
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Michael P. Kaplan, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Ordinary Shares, par value NIS 0.0000769 each, reserved for issuance pursuant to the Entera Bio Ltd. 2018 Equity Incentive Plan	1,371,398	$5.05 (2)	$6,918,703 (2)	$861.38
Ordinary Shares, par value NIS 0.0000769 each, reserved for issuance with respect to options outstanding under the Entera Bio Ltd. Share Incentive Plan	2,664,058	$4.30 (3)	$11,455,449 (3)	$1,426.20

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers Ordinary Shares, each with a nominal value of NIS 0.0000769 per share (“Ordinary Shares”), of Entera Bio Ltd. (the “Registrant”) issuable pursuant to the plans set forth in this table (collectively, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Plans by reason of any share dividend, share split or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices reported for an Ordinary Share on the NASDAQ Capital Market on September 20, 2018.

(3)	Estimated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the price at which the issued options may be exercised.

(4)	Rounded up to the nearest penny in U.S. dollars.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s prospectus filed with the Commission on June 29, 2018 pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form F-1, as amended (Registration No. 333-221472), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s share capital which is contained in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-221472), including any amendments or supplements thereto.

(c) The Registrant’s Reports on Form 6-K furnished with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on August 9, 2018, August 20, 2018, August 23, 2018 and September 21, 2018.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s directors and officers have the benefit of indemnification provisions in the Registrant’s amended Articles of Association. These provisions give the indemnified persons the right to recover from the Registrant for liability or expense imposed in their capacity as officers or directors as a result of (i) financial obligation or liability imposed by a government office or as a result of a court judgment, (ii) reasonable legal expenses, including attorney’s fees, incurred (X) as a result of an investigation or proceeding brought by a competent authority that does not result in the filing of an indictment or financial liability (or that is concluded with the imposition of a financial liability in lieu of criminal proceedings) or (Y) in connection with participating in a proceeding brought by the Registrant (or on the Registrant’s behalf) or in any criminal prosecution in which he or she was acquitted, (iii) payments imposed in favor of an injured party under Section 52(54)(a)(1)(a) of the Israeli Securities Law or (iv) reasonable litigation expenses, including attorneys’ fee, incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Israeli Securities Law. However, the Registrant may exempt a director or officer from liability for damage in consequence of a breach of the duty of care owed to the Registrant and the Registrant may not indemnify or exempt its directors or officers from liability with respect to (i) a breach of the duty of loyalty (unless the director or officer acted in good faith and had a reasonable basis to believe that the action would not prejudice the interest of the Registrant), (ii) a willful or reckless breach of the duty of care (other than that committed solely by negligence); (iii) an action taken or not taken with the intent of unlawfully realizing personal gain or (iv) a fine imposed on the director or officer for an offense. In addition, the Registrant has entered into agreements with the Registrant’s directors and executive officers to indemnify them. In addition to such indemnification, the Registrant provides the Registrant’s directors and officers with directors’ and officers’ liability insurance.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number
4.1	Sixth Amended and Restated Articles of Association of Entera Bio Ltd., effective July 2, 2018, (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1, Amendment No. 7, filed on June 27, 2018 (Registration No. 333-221472))
4.2	Amended and Restated Investors’ Rights Agreement, dated as of October 4, 2017 (incorporated herein by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form F-1, Amendment No. 7, filed on June 27, 2018 (Registration No. 333-221472))
5	Opinion of Herzog Fox & Neeman, Israeli counsel to the Registrant, as to the validity of the ordinary shares (filed herewith)
23.1	Consent of Herzog Fox & Neeman (included in Exhibit 5)
23.2	Consent of Kesselman & Kesselman, Certified Public Accountants, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm (filed herewith)
24	Powers of Attorney (included in the signature pages hereto)
99	Entera Bio Ltd. 2018 Equity Incentive Plan (filed herewith)

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jerusalem, Israel on this 21st day of September, 2018.

Entera Bio Ltd.

By:	/s/ Phillip Schwartz
Name:	Dr. Phillip Schwartz
Title:	Chief Executive Officer

By:	/s/ Mira Rosenzweig
Name:	Mira Rosenzweig
Title:	Chief Financial Officer

Cogency Global Inc. (Authorized Representative in the United States)

By:	/s/ Colleen A. DeVries
Name:	Colleen A. DeVries
Title:	SVP on behalf of Cogency Global Inc.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Phillip Schwartz and Mira Rosenzweig as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Phillip Schwartz	Chief Executive Officer and Director	September 21, 2018
Dr. Phillip Schwartz	(Principal Executive Officer)

/s/ Mira Rosenzweig	Chief Financial Officer	September 21, 2018
Mira Rosenzweig	(Principal Financial and Accounting Officer)

/s/ David Ben Ami	Director	September 21, 2018
David Ben Ami

/s/ Chaim Davis	Director	September 21, 2018
Chaim Davis

/s/	Director
Roger Garceau

/s/ Gerald Lieberman	Director	September 21, 2018
Gerald Lieberman

/s/ Yonatan Malca	Director	September 21, 2018
Yonatan Malca

/s/ Zeev Bronfeld	Director	September 21, 2018
Zeev Bronfeld